Comdisco, Inc. and Subsidiaries
Exhibit 11.00
COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:

                                         Three months
                                            ended
                                          December 31
                                         ------------
                                          1999   1998
                                          ----   ----

Average shares outstanding ...........     152    152
Effect of dilutive options ...........      10      9
                                          ----   ----
   Total .............................     162    161

Net earnings available
    to common stockholders ...........    $ 42   $ 38
                                          ====   ====

Net earnings per common share

         Basic .......................    $.27   $.25
                                          ====   ====
         Diluted .....................    $.26   $.24
                                          ====   ====


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